As filed with the Securities and Exchange Commission on December 30, 2011	Registration Nos. 333-157108,
333-40424

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

Form S-3

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

State Bancorp, Inc.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	11-2846511 (I.R.S. Employer Identification No.)

Two Jericho Plaza

Jericho, New York 11753

(516) 465-2300

(Address, including Zip Code, of principal executive offices)

Patricia M. Schaubeck, Esq. General Counsel State Bancorp, Inc. Two Jericho Plaza Jericho, New York 11753 (516) 465-2300	Copy to: Robert C. Azarow, Esq. Arnold & Porter LLP 399 Park Avenue New York, New York 10022 (212) 715-1000

(Name and address, including zip code, telephone number and area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those shares of common stock that remain unsold hereunder as of the date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”), filed by State Bancorp, Inc., a New York corporation (the “Company”), deregisters all securities remaining unissued under the registration statements on Form S-3, as amended (File Nos. 333-157108 and 333-40424), filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of stock offered under the Company’s Dividend Reinvestment and Stock Purchase Plan No. 2, as amended (the “Plan”):

On April 28, 2011, the Company entered into an Agreement and Plan of Merger with Valley National Bancorp (“Valley”), providing for the merger of the Company with and into Valley, with Valley as the surviving entity (the “Merger”).

In connection with the Merger, the Company is terminating all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registrations Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hamlet of Jericho, State of New York, on December 30, 2011.

By:	/s/ Brian K. Finneran
Brian K. Finneran
Executive Vice President and Chief
Financial Officer